Exhibit 15

May 6, 2022

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING OF THE MARCH 31, 2022 FORM 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated May 6, 2022, on our reviews of the interim financial information of TrustCo Bank Corp NY as of March 31, 2022 and for the three-month periods ended March 31, 2022 and 2021, included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2022, is incorporated by reference in its Registration Statements, Form S-8 (No. 333-175868), Form S-8 (No. 333-233122), Form S-8 (No. 333-175867), Form S-8 (No. 333-206685), and Form S-3 (No. 333-238208).

Yours very truly,

/s/ Crowe LLP